Exhibit 3.2
AMENDMENT NO. 1 TO THE FOURTH AMENDED AND RESTATED BY-LAWS
OF VENTAS, INC.
Pursuant to resolutions duly adopted by the Board of Directors of Ventas, Inc., a Delaware corporation (the “Corporation”), on July 1, 2011, the Fourth Amended and Restated By-Laws (the “By-Laws”) of the Corporation were amended as follows:
Article III, Section 3.2 of the By-Laws is amended and restated in its entirety, effective as of July 1, 2011, to read as follows:
“NUMBER OF DIRECTORS. The number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall be less than three nor more than thirteen.”
Except as hereby specifically amended, the By-Laws shall be and remain in full force and effect.
The foregoing is certified as an amendment to the By-Laws of the Corporation, adopted by the Board of Directors effective as of July 1, 2011.
[Signature Page Follows]

/s/ T. Richard Riney
T. Richard Riney, Corporate Secretary
Date: July 1, 2011